Mail Stop 3561

      							November 14, 2005


Via U.S. Mail and Fax (44-17-8449-4281)

Mr. Brian McArthur Muscroft
Chief Financial Officer
Viatel Holding (Bermuda) Limited
Inbucon House
Wick Road
Egham, Surrey TW20 0HR
United Kingdom

	Re:	Viatel Holding (Bermuda) Limited
      Form 20-F for the Year Ended December 31, 2004
		File No. 000-50556

Dear Mr. Muscroft:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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